Exhibit 99.1

Perry Ellis International Announces Strong Results for First Quarter of Fiscal Year 2011

•	EPS increased 76% versus last year to $.81 and net income rose 92% to $11.2 million versus prior year.

•

Company raises guidance for earnings per share and revenue for full fiscal year to a range of $1.45-$1.60 and $775-$795 million, respectively, from previous range of $1.25 - $1.40 and $770 - $790 million.

•	EBITDA of $23.1 million increases 56% over prior year.

•	17% revenue increases in Perry Ellis Men’s apparel and accessories businesses.

•	Inventories reduced 9% vs. last year driven by continued disciplined planning.

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the first quarter ended May 1, 2010 (“first quarter of fiscal 2011”).

First Quarter Results From Operations

“We are extremely pleased to report very strong results for the first quarter of fiscal 2011. Our multibrand, multichannel diversification strategy which is the foundation for our business platforms continues to prove successful in today’s retail environment,” commented Oscar Feldenkreis, President and COO of Perry Ellis International. “As the economy continues to show signs of a recovery, consumers are responding positively across our brand portfolio, reflecting our increased product focus. Our strong performance at retail has driven solid increases in our gross margins and positions us for continued revenue growth in the future.”

For the first quarter of fiscal 2011, total revenues were $220.3 million compared to $220.0 million reported in the prior year period, and slightly ahead of Company expectations. Throughout the quarter the Company increased revenues by $17 million as a result of organic growth in several key core businesses as well as deliveries of the new brands that were launched during the quarter. However, this growth was offset by the previously announced exit of certain unprofitable businesses which represented $17 million of revenue for the first quarter ended May 2, 2010 (“first quarter of fiscal 2010”). With the increased mix of branded revenue, gross margins expanded by 420 basis points to 35.7% compared to 31.5% for the comparable period in fiscal 2010.

Mr. Feldenkreis, added, “We continue to see the consumer returning to more normal shopping patterns, which is contributing to increased shipments of our brands at most retailers. In addition, conservative inventory planning at retail combined with a favorable response to our offerings has translated into increased sell through rates at retail and less markdown assistance for our company. This has been a healthy development for all of us in the industry and in our case resulted in a substantial increase in our gross margin rate for the quarter.”

Earnings before interest, tax, depreciation, and amortization (“EBITDA”) for the first quarter of fiscal 2011 grew 56% to $23.1 million compared to $14.9 million during the first quarter of fiscal 2010. A table showing the reconciliation of EBITDA to net income is attached. In addition, net income for the first quarter ended May 1, 2010 increased 92% to $11.2 million compared to $5.8 million for the period ending May 2, 2009.

For the three months ended May 1, 2010, earnings per fully diluted share at $.81 represented an increase of $.35 or 76% compared to $.46 for the first quarter ended May 2, 2009. This compares positively to Thomson’s First Call consensus earnings of $.60 for the quarter.

Balance Sheet Update

The Company ended the first quarter of fiscal 2011 with $31.8 million in cash compared to $7.1 million at the end of the first quarter of fiscal 2010. In addition, the Company continues to strengthen its balance sheet and remains in an outstanding financial position. The continued focus and discipline in working capital management along with strong retail planning allowed the Company to reduce its inventory position by $10.2 million or 9% to $104.3 million compared to $114.5 million at the end of the first quarter of fiscal 2010. Inventory turnover improved to 4.8 times versus 4.4 times in the prior year period. Accounts receivables were reduced to $134.0 million compared to $154.7 million. This represents a $20.7 million or 13% reduction.

At quarter end, the Company generated $9.8 million in cash from operations and ended the quarter with no borrowings against its $125 million senior credit facility. The Company continued to reduce its overall debt position bringing its total net debt to capitalization ratio to 30% as of May 1, 2010 compared to 34% as of January 30, 2010 and 44% as of May 2, 2009.

Fiscal 2011 Guidance

“As we look ahead we expect our trends to continue favorably,” commented George Feldenkreis, Chairman and CEO. “The men’s business continues to be strong and for most retailers, performed substantially better than other parts of their businesses. “We have successfully managed the turnaround of several of our underperforming businesses and this has resulted in an improvement in our gross margin. We believe this will be a good year for the Company and consequently have increased our guidance for revenues and earnings for the full year.”

The Company expects fiscal 2011 net revenues and earnings per share will be in a range of $775 - $795 million and $1.45 - $1.60, respectively, compared to its previous guidance of $770 - $790 million and $1.25 - $1.40 in EPS.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Pierre Cardin® for men’s sportswear, Nike® and Jag® for swimwear, and Callaway Golf®, TOP-FLITE®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Integrated Corporate Relations

Allison Malkin, 203-682-8225

SOURCE: Perry Ellis International, Inc.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended
	May 1, 2010	May 2, 2009
Revenues
Net sales	$214,242	$214,038
Royalty income	6,107	6,006

Total revenues	220,349	220,044
Cost of sales	141,605	150,810

Gross profit	78,744	69,234
Operating expenses
Selling, general and administrative expenses	55,626	54,374
Depreciation and amortization	3,119	3,623

Total operating expenses	58,745	57,997

Operating income	19,999	11,237
Interest expense	3,747	4,618

Net income before income taxes	16,252	6,619
Income tax provision	4,876	827

Net income	11,376	5,792

Less: net (loss) income attributed to noncontrolling interest	177	(57)

Net income attributed to Perry Ellis International, Inc.	$11,199	$5,849

Net income attributed to Perry Ellis International, Inc. per share
Basic	$0.87	$0.46

Diluted	$0.81	$0.46

Weighted average number of shares outstanding
Basic	12,867	12,701
Diluted	13,884	12,710

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	May 1, 2010	January 30, 2010
Assets
Current assets:
Cash and cash equivalents	$31,827	$18,269
Accounts receivable, net	133,973	139,934
Inventories	104,281	112,315
Other current assets	25,453	24,822

Total current assets	295,534	295,340

Property and equipment, net	57,875	60,467
Intangible assets	200,315	200,315
Other assets	5,291	5,194

Total assets	$559,015	$561,316

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$43,637	$65,203
Accrued expenses and other liabilities	35,911	31,597
Accrued interest payable	1,553	4,482
Unearned revenues	5,668	6,002

Total current liabilities	86,769	107,284

Long term liabilities:
Senior subordinated notes payable, net	129,933	129,870
Senior credit facility	—	—
Real estate mortgages	13,589	13,712
Deferred pension obligation	16,700	17,237
Unearned revenues and other long term liabilities	25,468	23,097

Total long term liabilities	185,690	183,916

Total liabilities	272,459	291,200

Stockholders’ equity

Preferred stock	—	—
Common stock	165	161
Additional paid in capital	112,546	107,527
Retained earnings	191,037	179,838
Accumulated other comprehensive loss	(3,614)	(3,655)
Common stock in treasury	(17,415)	(17,415)

Total Perry Ellis International, Inc. stockholders’ equity	282,719	266,456

Noncontrolling interest	3,837	3,660

Total stockholders’ equity	286,556	270,116

Total liabilities and stockholders’ equity	$559,015	$561,316

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended
	May 1, 2010	May 2, 2009

Net income attributed to Perry Ellis International, Inc.	$11,199	$5,849
Plus:
Depreciation and amortization	3,119	3,623
Interest expense	3,747	4,618
Net (loss) income attributable to noncontrolling interest	177	(57)
Income tax provision	4,876	827

EBITDA	$23,118	$14,860

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.